Exhibit (a) (5) (cxxvii)

Shareholder Benefits

On May 14, 2004, Oracle Corporate revised its cash tender offer to purchase the outstanding shares of PeopleSoft, Inc., to $21.00 per share.

“Our revised offer reflects changes in market conditions and in PeopleSoft’s market valuation,” said Oracle Chairman and CFO Jeff Henley. “Our new offer represents a premium of 21% over PeopleSoft’s closing price today of $17.30. That’s a higher premium than our previous offer was on the date made, calculated on both a single day and 30 day moving average basis. I believe that this deal will benefit stockholders of both companies.”

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON FEBRUARY 12, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.